RYAN'S FAMILY STEAK HOUSES, INC.
                REPORTS MAY SALES INFORMATION

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Ryan's   Family  Steak  Houses,  Inc.  (NASDAQ:RYAN)   today
announced that same-store sales for the 4-week period  ended
June 2, 1999 ("May") increased by 2.9%.  Details follow:

                                        May 1999
                                      (Unaudited)

  Total sales                       $54,060,000
  Increase from prior year                  +5%

  Average unit sales:
  Same-store (open at least 18 mos.)      +2.9%
  All-store (all Ryan's units)            +3.2%

Management was pleased with the results of the Company's current advertising program, noting that approximately 80 restaurants on average were supported with advertising during the month. Sales gains at the restaurants with advertising were on average approximately 6% better than the non-supported restaurants.

At June 2, 1999, the Company owned and operated 282 Ryan's.

The Company's next accounting period consists of 4 weeks, ending on June 30, 1999.